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                     August 24, 2020

       Desiree Burke
       Chief Accounting Officer
       Gaming & Leisure Properties, Inc.
       845 Berkshire Boulevard
       Wyomissing, PA 19610

                                                        Re: Gaming & Leisure
Properties, Inc.
                                                            Form 10-K for the
year ended December 31, 2019
                                                            Filed February 21,
2020
                                                            File No. 001-36124

       Dear Ms. Burke:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Steven Snyder